Exhibit 99.1
Red Robin Gourmet Burgers, Inc. Reports Results for the Fiscal Fourth Quarter and Year Ended December 27, 2020
Greenwood Village, CO – March 3, 2021 – Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB) ("Red Robin" or the "Company"), a full-service restaurant chain serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today reported financial results for the quarter and year ended December 27, 2020.
Fourth Quarter 2020 Financial Summary Compared to Fourth Quarter 2019
•Total revenues were $201.1 million, a decrease of 33.6%, primarily due to the impacts of the COVID-19 pandemic including related state and local dining room restrictions;
•Comparable restaurant revenue decreased 29.0%;
•Off-premise sales increased 131.8% and comprised 43.9% of total food and beverage sales, with approximately 80% of off-premise orders driven through digital channels;
•Net loss was $39.3 million compared to net loss of $7.7 million;
•GAAP loss per diluted share was $2.53 compared to GAAP loss per diluted share of $0.60;
•Adjusted loss per diluted share was $1.79 compared to adjusted loss per diluted share of $0.36 (see Schedule I);
•Adjusted EBITDA was a loss of $6.4 million compared to adjusted EBITDA of $26.7 million (see Schedule III); and
•The Company received $49.4 million in cash tax refunds, including interest, and expects to generate approximately $16 million of additional cash refunds within the next twelve months.
Paul J. B. Murphy III, Red Robin’s President and Chief Executive Officer, said, "2020 was a challenging year for our Team Members, for the Communities and Guests that we serve, and for our business. However, not only did Red Robin persevere, we took advantage of the opportunity created by the pandemic to improve our Guest experience and strengthen our enterprise business model. We implemented our Total Guest Experience hospitality model, optimized our management labor structure, simplified our menu, and renegotiated our lease portfolio, all of which will enable us to generate more than 100 basis points of incremental enterprise-level margin improvement when we return to pre-COVID sales volumes. In the first quarter of 2021, we also secured a second amendment to our credit facility, which provides increased near-term flexibility as we continue to de-lever our balance sheet and strategically position the brand for the future."
Murphy concluded, "There is no doubt that increased dining restrictions during the fourth quarter in California, Colorado, Oregon, and Washington had a significant, negative impact to our topline momentum. However, we are bullish as we look to the future reopening of these markets, which represented almost 40% of our 2019 restaurant sales. We are very encouraged by our recent sales trajectory, and as capacity restrictions loosen in these Western markets, we believe our geographic mix will drive sales growth that outpaces the industry. In addition, we are confident that the continued rollout of Donatos®, which we expect will generate over $60 million in annual pizza sales by 2023, higher off-premise sales, record Guest satisfaction scores, and other Company sales drivers will augment our strengthening business results and create and grow long-term value for our shareholders."
Fourth Quarter 2020 Operating Results
Total revenues, which primarily include Company-owned restaurant revenue and franchise royalties, decreased $101.9 million to $201.1 million in the fourth quarter of 2020, from $302.9 million in the fourth quarter of 2019. Restaurant revenue decreased $101.2 million due to a $78.2 million decrease in comparable restaurant revenue(1) and a $23.0 million decrease primarily from closed restaurants. The decrease in comparable restaurant revenue was driven by restaurants operating at limited occupant capacity for dining rooms that were opened during the quarter, off-premise only restaurants with closed dining rooms, or closed restaurants due to the COVID-19 pandemic. Restaurants which offered Donatos® in the fourth quarter outperformed non-Donatos® restaurants with similar indoor dining restrictions by over 500 basis points, partially offsetting the decline in comparable restaurant revenue.
System-wide restaurant revenue, which includes $49.9 million of restaurant revenue reported by our franchisees, for the fourth quarter of 2020 totaled $245.4 million, compared to $361.6 million for the fourth quarter of 2019.
Comparable restaurant revenue(1) decreased 29.0% in the fourth quarter of 2020 compared to the same period a year ago, driven by a 28.8% decrease in Guest count and a 0.2% decrease in average Guest check. The decrease in average Guest check resulted from a 2.9% decrease in menu mix and a 0.3% decrease from higher discounts, partially offset by a 3.0% increase in pricing. The decrease in menu mix was primarily driven by lower sales of beverages and Finest burgers as a result of limited dining room capacity at reopened restaurants and operating off-premise only at restaurants with closed dining rooms.
Net loss was $39.3 million for the fourth quarter of 2020 compared to net loss of $7.7 million for the same period a year ago. Adjusted net loss (a non-GAAP financial measure) was $27.8 million for the fourth quarter of 2020 compared to adjusted net loss of $4.7 million for the same period a year ago (see Schedule I).
Restaurant-level operating profit as a percentage of restaurant revenue (a non-GAAP financial measure) was 6.2% in the fourth quarter of 2020 compared to 18.9% in the same period a year ago. The decrease was primarily due to sales deleverage, higher hourly wages and benefits costs, and costs driven by higher off-premise sales, partially offset by pricing, favorable commodity costs, and lower janitorial and maintenance costs. Schedule II of this earnings release defines restaurant-level operating profit, discusses why it is a useful metric for investors, and reconciles this metric to loss from operations and net loss, the most directly comparable GAAP metrics.

(1) Comparable restaurants are those Company-owned restaurants that have operated five full quarters during the period presented, and such restaurants are only included in the comparable metrics if they have operated for the entirety of both periods presented.

Restaurant Revenue Performance

	Twelve Weeks Ended
	December 27, 2020	December 29, 2019
Average weekly sales per unit:
Company-owned – Total	$38,464	$52,983
Company-owned – Comparable(1)	39,045	54,563
Franchised units – Comparable(1)	$40,617	$57,492
Total operating weeks:
Company-owned units	5,084	5,601
Franchised units	1,231	1,145
Other Results
General and administrative costs were $16.4 million, or 8.2% of total revenues, in the fourth quarter of 2020, compared to $19.3 million, or 6.4% of total revenues, in the same period a year ago. The decrease was primarily driven by a decrease in Team Member salaries and wages from the reduction in force, travel and entertainment costs, and professional services and legal fees, partially offset by higher Team Member benefit costs.
Selling expenses were $7.9 million, or 3.9% of total revenues, in the fourth quarter of 2020, compared to $16.5 million, or 5.4% of total revenues, during the same period a year ago. The decrease was primarily driven by a reduction in national and local media spend.
Other charges in the fourth quarter of 2020 included $6.9 million of restaurant closure costs, $6.2 million of restaurant asset impairment, $1.9 million of litigation contingencies, and $0.6 million of COVID-19 related costs related to the purchase of personal protective equipment for our Team Members and Guests and emergency sick pay provided to restaurant Team Members.
The tax benefit for the twelve weeks ended December 27, 2020 was $3.2 million, compared to a tax expense of $7.3 million for the twelve weeks ended December 29, 2019. The increase in tax benefit for the twelve weeks ended December 27, 2020 is primarily due to a decrease in income, partially offset by the recognition of $8.7 million of additional valuation allowance during the quarter. The Company was able to carry back federal net operating losses and receive $49.4 million in cash tax refunds during the year ended December 27, 2020, including interest, and expects to generate approximately $16 million of additional net operating loss cash tax refunds within the next 12 months.
Financial Highlights for the Fiscal Year Ended December 27, 2020 Compared to the Fiscal Year Ended December 29, 2019
Total revenues for the fiscal year ended December 27, 2020 were $868.7 million, a decrease of $446.3 million from the fiscal year ended December 29, 2019, primarily due to the COVID-19 pandemic, including limited occupant capacity as we reopen dining rooms, operating an off-premise only model at our restaurants with closed dining rooms, and closed restaurants. GAAP loss per diluted share was $19.29 in 2020 compared to GAAP loss per diluted share of $0.61 in 2019, and adjusted loss per diluted share was $11.33 compared to adjusted earnings per diluted share of $0.62 in the prior year. See Schedule I for a reconciliation of adjusted (loss) earnings per diluted share (each, a non-GAAP financial measure) to GAAP net loss and GAAP loss per diluted share. Off-premise sales, including take-out, delivery, and catering, increased 136.2% during 2020, now comprising 41.1% of total food and beverage sales. For fiscal year 2020, comparable restaurant revenue(1) decreased 28.5%, and comparable restaurant Guest count decreased 27.7% compared to 2019.
Restaurant Portfolio
The following table details restaurant unit data for Company-owned and franchised locations for the periods indicated:

	Twelve Weeks Ended		Fifty-two Weeks Ended
	December 27, 2020	December 29, 2019	December 27, 2020	December 29, 2019
Company-owned:
Beginning of period	444	471	454	484
Sold to franchisees(3)	—	(12)	—	(12)
Closed during the period(2)	(1)	(5)	(11)	(18)
End of period	443	454	443	454
Franchised:
Beginning of period	103	90	102	89
Opened during the period	—	—	1	1
Acquired from corporate(3)	—	12	—	12
End of period	103	102	103	102
Total number of restaurants	546	556	546	556
—–———–———–———–———–———–——–———–————–————–
(2) In addition to the permanent closures during the twelve and fifty-two weeks ended December 27, 2020, 12 Company-owned restaurants that remained closed due to the COVID-19 pandemic as of December 27, 2020, may be reopened in 2021. Of the 24 temporarily closed Company-owned restaurants at the beginning of the fourth fiscal quarter, 11 restaurants have been reopened and one restaurant has been permanently closed during the twelve weeks ended December 27, 2020.
(3) During the fourth quarter of 2019, the Company sold 12 restaurants located in British Columbia, Canada to a franchisee.

(1) Comparable restaurants are those Company-owned restaurants that have operated five full quarters during the period presented, and such restaurants are only included in the comparable metrics if they have operated for the entirety of both periods presented.

Balance Sheet and Liquidity
As of December 27, 2020, the Company had total debt of $170.6 million, of which $9.7 million was classified as current. The Company made net repayments of $45.4 million on its Amended and Restated Credit Agreement (the "credit facility") during the fourth quarter of 2020. As of December 27, 2020, the Company had outstanding borrowings under its credit facility of $169.8 million, in addition to amounts issued under letters of credit of $8.7 million, and liquidity of approximately $128.0 million including cash on hand and available borrowing capacity under its credit facility.
Due to the prolonged nature of the pandemic, the Company entered into the Second Amendment to the Amended and Restated Credit Agreement (the "Second Amendment") on February 25, 2021. The Second Amendment provides increased financial flexibility in the near-term, as we continue to de-lever our balance sheet. The Company obtained a waiver of certain financial covenants through July 11, 2021, followed by the introduction of more favorable covenant levels through the second quarter of 2022. As of the end of the second fiscal period ending February 21, 2021, the Company had approximately $122 million in liquidity, including cash on hand and available borrowing capacity under its credit facility. This liquidity amount includes the impact of a one-time cash payment of $8.5 million, during the first quarter of 2021 associated with a legal settlement.
COVID-19 Business Update
As of February 28, 2021, the Company had 441 total (comparable and non-comparable) restaurants. 12 Company-owned restaurants remained temporarily closed due to the COVID-19 pandemic as of February 28, 2021 and may be reopened in 2021.
Net comparable restaurant revenue and average weekly net sales per Company-owned restaurant for the Company's 28 day accounting periods through the second period of fiscal year 2021 and the most recent week ended February 28, 2021 are as follows:

	Period Ended(2)
Company-owned Restaurants(3)	1-Nov	29-Nov	27-Dec	24-Jan	21-Feb(4)	28-Feb(5)
Net comparable restaurant revenues	(15.4)%	(28.8)%	(39.5)%	(27.0)%	(22.4)%	(13.3)%
Average weekly net sales per restaurant	$42,509	$38,941	$35,716	$39,702	$41,624	$50,226
Number of comparable Company-owned restaurants(1)	412	412	412	413	411	411
———————————————————
(1) Comparable restaurants are those Company-owned restaurants that have operated five full fiscal quarters as of the period presented. Restaurant count shown is as of the end of the period presented.
(2) The periods ended November 1, November 29, and December 27, 2020 comprise the Company's fourth fiscal quarter. The periods ended January 24, 2021 and February 21, 2021, and the week ended February 28, 2021, fall within our first fiscal quarter of 2021, and amounts presented for the periods are preliminary and subject to closing adjustments. The first fiscal quarter of 2021 is comprised of the four accounting periods ended April 18, 2021.
(3) Sales performance was negatively impacted in the fourth quarter of 2020 by rising COVID-19 cases resulting in new restrictions lowering or suspending dining room capacity and full restaurant closures being concentrated in our highest performing states of California, Colorado, Oregon, and Washington. Additionally, the prior year sales amounts in the comparable base included higher holiday season sales volume.
(4) Period includes the impact of reduced traffic due to winter weather in February of approximately 2% to 3%. Results for this period also include the impact of reopening indoor dining rooms in jurisdictions that require lower capacity than the existing base of restaurants.
(5) Period represents the results of the first week of our third fiscal period.
Restaurants with Open Indoor Dining Rooms
As of February 28, 2021, the Company had reopened 372 total (comparable and non-comparable) indoor dining rooms with limited capacity, representing approximately 87% of currently open Company-owned restaurants. Notably, these restaurants have on average maintained off-premise comparable sales that are more than two times what we generated before the pandemic after reopening dining rooms.
Net comparable restaurant revenue and average weekly net sales per Company-owned restaurant with reopened indoor dining rooms for the Company's 28 day accounting periods through the second period of fiscal year 2021 and the most recent week ended February 28, 2021 is as follows:

	Period Ended(2)
Reopened Company-owned Restaurant Indoor Dining Rooms(3)	1-Nov	29-Nov	27-Dec	24-Jan	21-Feb(4)	28-Feb(5)
Net comparable restaurant revenues	(13.7)%	(20.7)%	(23.3)%	(8.1)%	(16.3)%	(9.1)%
Average weekly net sales per restaurant	$42,778	$39,041	$40,578	$44,354	$41,998	$51,150
Number of comparable Company-owned restaurants(1)	362	245	236	299	354	360
———————————————————
(1) Net sales performance for Company-owned restaurants with reopened indoor dining rooms for the full period presented. Restaurant count is as of the end of the period presented.
(2) The periods ended November 1, November 29, and December 27, 2020 comprise the Company's fourth fiscal quarter. The periods ended January 24, 2021 and February 21, 2021, and the week ended February 28, 2021, fall within our first fiscal quarter of 2021, and amounts presented for the periods are preliminary and subject to closing adjustments. The first fiscal quarter of 2021 is comprised of the four accounting periods ended April 18, 2021.
(3) Sales performance was negatively impacted in the fourth quarter of 2020 by rising COVID-19 cases resulting in new restrictions lowering or suspending dining room capacity and full restaurant closures being concentrated in our highest performing states of California, Colorado, Oregon, and Washington. Additionally, the prior year sales amounts in the comparable base included higher holiday season sales volume.
(4) Period includes the impact of reduced traffic due to winter weather in February of approximately 2% to 3%. Results for this period also include the impact of reopening indoor dining rooms in jurisdictions that require lower capacity than the existing base of restaurants.
(5) Period represents the results of the first week of our third fiscal period.

We expect that the recovery of our West Coast restaurants will provide significant average comparable restaurant revenue benefits as the dining rooms continue to reopen. As of our fiscal second period, the majority of our restaurants in our West Coast market were open at limited capacity or had closed dining rooms. The restaurants in these states had average weekly net sales per restaurant as presented in the table below:

State	Restaurant Count	February 21, 2021(1)	Fiscal Year 2019	Change
California	64	$38,855	$63,586	(38.9)%
Oregon	15	39,816	70,119	(43.2)
Washington	38	$48,062	$73,326	(34.5)%
———————————————————
(1) Amounts presented for this period are preliminary and subject to closing adjustments.
We also expect to see continued benefits from outdoor seating expansion of approximately 16 to 24 incremental seats at restaurants where jurisdictions and weather allow, representing approximately 10% incremental seating capacity on average per restaurant.
Business Growth Initiatives
We believe Donatos® will generate annual Company pizza sales of more than $60 million and profitability of more than $25 million by 2023, when we expect to have completed our rollout to approximately 400 Company-owned restaurants. In 2021, we plan to add Donatos® to approximately 120 restaurants, bringing the total number of Company-owned restaurants that offer Donatos® to approximately 200 by the end of the year. We expect restaurants with Donatos® to drive incremental flow-through of $45 thousand in the second year, yielding a three to four year payback period. First year startup costs include pre-opening expense of $12 thousand, required first year marketing investments of $30 thousand, and capital of $145 thousand per restaurant.
As we look ahead to a post-pandemic operating environment, we are preparing our Team Members with a "Ready-Set-Reopen" training playbook to ensure a great experience as our Guests return to our dining rooms. This prescriptive guide addresses short, medium, and long term actions required to continue building satisfaction with our Guests and guides best practices for resuming the operation of our indoor dining rooms at 100% capacity.
We also have several technology solutions we plan to roll out in late 2021, including website enhancements and a new Red Robin mobile app. These initiatives are cost-effective channels to engage on a direct and personalized level with our Guests. Our technology platforms are expected to grow revenue through higher order conversion and increased Guest frequency, while driving additional Royalty™ participation. Additionally our new loyalty platform will allow us to better segment our Guests and target marketing campaigns in a more meaningful way.
Our off-premise execution enhancements support our ability to retain off-premise food and beverage sales of more than twice pre-pandemic levels while operating at 100% indoor capacity. In the fourth quarter of 2019, off-premise sales comprised approximately 14% of total food and beverage sales.
Outlook for 2021 and Guidance Policy
The Company provides guidance as it relates to selected information related to the Company's financial and operating performance, and such measures may differ from year to year. Due to the uncertainty caused by the on-going COVID-19 pandemic, limited guidance is being provided for fiscal year 2021.
The Company currently expects the following in 2021:
•We expect that the recovery of our Western markets which represent a meaningful portion of our portfolio, pent up demand for casual dining, higher average Guest check with increasing on-premise dining, and industry restaurant closures will drive significant comparable restaurant revenue growth in 2021.
•We also currently expect that the combination of enterprise pricing, outdoor seating capacity expansions, restoration of full operating hours, and Donatos® expansion will generate incremental growth of mid-to-high single digit comparable restaurant revenue in 2021 beyond the benefits associated with the recovery; and
•We expect capital expenditures of $45 million to $55 million, including continued investment in maintaining our restaurants and infrastructure with maintenance and systems capital, Donatos® expansion to approximately 120 restaurants, digital guest and operational technology solutions, and off-premise execution enhancements.

Investor Conference Call and Webcast
Red Robin will host an investor conference call to discuss its fourth quarter and full year 2020 results today at 5:00 p.m. ET. The conference call can be accessed live over the phone by dialing (412) 317-6026. A replay will be available from approximately two hours after the end of the call and can be accessed by dialing (412) 317-6671; the conference ID is 10152151. The replay will be available through Wednesday, March 10, 2021.
The call will be webcast live and later archived from the Company's website at www.redrobin.com under the investor relations section.
About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)
Red Robin Gourmet Burgers, Inc. (www.redrobin.com), is a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., and under the trade name, Red Robin Gourmet Burgers and Brews. We believe nothing brings people together like burgers and fun around our table, and no one makes moments of connection over craveable food more memorable than Red Robin. We serve a variety of burgers and mainstream favorites to Guests of all ages in a casual, playful atmosphere. In addition to our many burger offerings, Red Robin serves a wide array of salads, appetizers, entrees, desserts, signature beverages and Donatos® pizza at select locations. It's now easy to enjoy Red Robin anywhere with online ordering available for to-go, delivery and catering. There are more than 540 Red Robin restaurants across the United States and Canada, including those operating under franchise agreements. Red Robin… YUMMM®!
Forward-Looking Statements
Forward-looking statements in this press release regarding the Company's future performance, demand and business recovery, growth drivers, long-term value creation, revenue and comparable revenue growth, sales and profitability including sales trajectory, off-premise sales, incrementality, enterprise margin improvement, preliminary results including net comparable restaurant revenue and average weekly net sales per restaurant, NOL cash tax refunds, capital expenditures including restaurant maintenance and infrastructure and rollout of Donatos® to additional locations and timing thereof, digital guest and operational technology solutions, and off-premise execution enhancements, and all other statements that are not historical facts, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Without limiting the generality of the foregoing, words such as "expect," "believe," "anticipate," "intend," "plan," "project," "could," "should," "will," or "estimate," or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date and cautions investors not to place undue reliance on any such forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements based on a number of factors, including but not limited to the following: the impact of COVID-19 on our results of operations, supply chain, and liquidity; the effectiveness of the Company's strategic initiatives, including alternative labor models, service, and operational improvement initiatives; our ability to train and retain our workforce for service execution; the effectiveness of the Company's marketing strategies and promotions; menu changes and pricing strategy; the anticipated sales growth, costs, and timing of the Donatos® expansion; the implementation, rollout, and timing of new technology solutions; our ability to achieve revenue and cost savings from off-premise sales and other initiatives; competition in the casual dining market and discounting by competitors; changes in consumer spending trends and habits; changes in the cost and availability of key food products, distribution, labor, and energy; general economic conditions, including changes in consumer disposable income, weather conditions, and related events in regions where our restaurants are operated; the adequacy of cash flows and the cost and availability of capital or credit facility borrowings; the impact of federal, state, and local regulation of the Company's business; changes in federal, state, or local laws and regulations affecting the operation of our restaurants, including minimum wages, consumer health and safety, health insurance coverage, nutritional disclosures, and employment eligibility-related documentation requirements; costs and other effects of legal claims by Team Members, franchisees, customers, vendors, stockholders, and others, including negative publicity regarding food safety or cyber security; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission.
For media relations questions contact:
Danielle Paleafico, Coyne PR
(973) 588-2000
For investor relations questions contact:
Raphael Gross, ICR
(203) 682-8253

RED ROBIN GOURMET BURGERS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Twelve Weeks Ended		Fifty-two Weeks Ended
	December 27, 2020	December 29, 2019	December 27, 2020	December 29, 2019
Revenues:
Restaurant revenue	$195,549	$296,757	$854,136	$1,289,521
Franchise royalties, fees, and other revenue	5,501	6,188	14,579	25,493
Total revenues	201,050	302,945	868,715	1,315,014

Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	43,244	68,285	198,487	303,404
Labor	77,175	102,476	332,827	456,778
Other operating	39,883	43,594	164,468	186,476
Occupancy	23,007	26,378	99,521	111,798
Depreciation and amortization	19,504	20,703	87,557	91,790
General and administrative	16,439	19,345	72,493	90,446
Selling	7,900	16,507	34,329	65,532
Pre-opening costs and acquisition costs	51	—	296	319
Other charges	15,587	4,110	153,883	21,598
Total costs and expenses	242,790	301,398	1,143,861	1,328,141

(Loss) income from operations	(41,740)	1,547	(275,146)	(13,127)

Other expense:
Interest expense, net and other	777	1,907	8,406	9,110

Loss before income taxes	(42,517)	(360)	(283,552)	(22,237)
Income tax (benefit) provision	(3,187)	7,342	(7,484)	(14,334)
Net loss	$(39,330)	$(7,702)	$(276,068)	$(7,903)
Loss per share:
Basic	$(2.53)	$(0.60)	$(19.29)	$(0.61)
Diluted	$(2.53)	$(0.60)	$(19.29)	$(0.61)
Weighted average shares outstanding:
Basic	15,540	12,931	14,314	12,959
Diluted	15,540	12,931	14,314	12,959

RED ROBIN GOURMET BURGERS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	December 27, 2020	December 29, 2019
Assets:
Current Assets:
Cash and cash equivalents	$16,116	$30,045
Accounts receivable, net	16,510	22,372
Inventories	23,802	26,424
Income tax receivable	16,662	5,308
Prepaid expenses and other current assets	13,818	21,338
Total current assets	86,908	105,487
Property and equipment, net	427,033	518,013
Right of use assets, net	425,573	426,248
Goodwill	—	96,397
Intangible assets, net	24,714	29,975
Other assets, net	10,511	61,460
Total assets	$974,739	$1,237,580

Liabilities and Stockholders' Equity:
Current Liabilities:
Accounts payable	$20,179	$33,040
Accrued payroll and payroll related liabilities	27,653	35,221
Unearned revenue	50,138	54,223
Current portion of lease obligations	55,275	42,699
Current portion of long-term debt	9,692	—
Accrued liabilities and other	39,617	29,403
Total current liabilities	202,554	194,586
Long-term debt	160,952	206,875
Long-term portion of lease obligations	465,233	465,435
Other non-current liabilities	25,287	10,164
Total liabilities	854,026	877,060

Stockholders' Equity:
Common stock; $0.001 par value: 45,000 shares authorized; 20,449 and 17,851 shares issued; 15,548 and 12,923 shares outstanding as of December 27, 2020 and December 29, 2019	20	18
Preferred stock, $0.001 par value: 3,000 shares authorized; no shares issued and outstanding as of December 27, 2020 and December 29, 2019	—	—
Treasury stock, 4,901 and 4,928 shares, at cost as of December 27, 2020 and December 29, 2019	(199,908)	(202,313)
Paid-in capital	243,407	213,922
Accumulated other comprehensive loss, net of tax	(4)	(4,373)
Retained earnings	77,198	353,266
Total stockholders' equity	120,713	360,520
Total liabilities and stockholders' equity	$974,739	$1,237,580

Schedule I
Reconciliation of Non-GAAP Results to GAAP Results
(In thousands, except per share data, unaudited)
In addition to the results provided in accordance with Generally Accepted Accounting Principles ("GAAP") throughout this press release, the Company has provided non-GAAP measurements which present the twelve and forty weeks ended December 27, 2020, and December 29, 2019 net loss and basic and diluted loss per share, excluding the effects of goodwill impairment, restaurant asset impairment, litigation contingencies, board and stockholder matters costs, restaurant closure and refranchising costs (gains), severance and executive transition costs, COVID-19 related costs, executive retention costs, and related income tax effects. The Company believes the presentation of net loss and loss per share exclusive of the identified item gives the reader additional insight into the ongoing operational results of the Company. This supplemental information will assist with comparisons of past and future financial results against the present financial results presented herein. Income tax effect of reconciling items was calculated based on the change in the total tax provision calculation after adjusting for the identified item. The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.

	Twelve Weeks Ended		Fifty-two Weeks Ended
	December 27, 2020	December 29, 2019	December 27, 2020	December 29, 2019
Net loss as reported	$(39,330)	$(7,702)	$(276,068)	$(7,903)
Goodwill impairment	—	—	95,414	—
Restaurant asset impairment	6,161	1,030	26,940	15,094
Restaurant closure and refranchising costs (gains)	6,856	1,430	19,846	(1,187)
Litigation contingencies	1,940	—	6,440	—
Board and stockholder matter costs	51	798	2,504	3,261
COVID-19 related costs	579	—	1,858	—
Severance and executive transition	—	492	881	3,450
Executive retention	—	360	—	980
Income tax effect	(4,053)	(1,069)	(40,010)	(5,615)
Adjusted net (loss) income	$(27,796)	$(4,661)	$(162,195)	$8,080

Basic loss per share:
Net loss as reported	$(2.53)	$(0.60)	$(19.29)	$(0.61)
Goodwill impairment	—	—	6.67	—
Restaurant asset impairment	0.40	0.08	1.88	1.16
Restaurant closure and refranchising costs (gains)	0.44	0.11	1.39	(0.09)
Litigation contingencies	0.12	—	0.45	—
Board and stockholder matter costs	—	0.06	0.17	0.25
COVID-19 related costs	0.04	—	0.13	—
Severance and executive transition	—	0.04	0.06	0.26
Executive retention	—	0.03	—	0.08
Income tax effect	(0.26)	(0.08)	(2.79)	(0.43)
Adjusted (loss) earnings per share - basic	$(1.79)	$(0.36)	$(11.33)	$0.62

Diluted loss per share:
Net loss as reported	$(2.53)	$(0.60)	$(19.29)	$(0.61)
Goodwill impairment	—	—	6.67	—
Restaurant asset impairment	0.40	0.08	1.88	1.16
Restaurant closure and refranchising costs (gains)	0.44	0.11	1.39	(0.09)
Litigation contingencies	0.12	—	0.45	—
Board and stockholder matter costs	—	0.06	0.17	0.25
COVID-19 related costs	0.04	—	0.13	—
Severance and executive transition	—	0.04	0.06	0.26
Executive retention	—	0.03	—	0.08
Income tax effect	(0.26)	(0.08)	(2.79)	(0.43)
Adjusted (loss) earnings per share - diluted	$(1.79)	$(0.36)	$(11.33)	$0.62

Weighted average shares outstanding
Basic	15,540	12,931	14,314	12,959
Diluted(1)	15,540	12,931	14,314	13,049
———————————————————
(1) For the fifty-two weeks ended December 29, 2019, the impact of dilutive shares is included in the calculation as the adjustments to GAAP net loss for the period resulted in adjusted net income. For diluted shares reported on the consolidated statement of operations, the impact of dilutive shares is excluded due to the reported GAAP net loss for the period.

Schedule II
Reconciliation of Non-GAAP Restaurant-Level Operating Profit to (Loss) Income
from Operations and Net Loss
(In thousands, unaudited)
The Company believes restaurant-level operating profit is an important measure for management and investors because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. The Company defines restaurant-level operating profit to be restaurant revenue minus restaurant-level operating costs, excluding restaurant impairment and closure costs. The measure includes restaurant-level occupancy costs that include fixed rents, percentage rents, common area maintenance charges, real estate and personal property taxes, general liability insurance, and other property costs, but excludes depreciation related to restaurant equipment, buildings, and leasehold improvements. The measure excludes depreciation and amortization expense, substantially all of which is related to restaurant-level assets, because such expenses represent historical sunk costs which do not reflect current cash outlay for the restaurants. The measure also excludes selling, general, and administrative costs, and therefore excludes costs associated with selling, general, and administrative functions, and pre-opening costs. The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative, to loss from operations or net loss as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies in the Company's industry. The table below sets forth certain unaudited information for the twelve and forty weeks ended December 27, 2020 and December 29, 2019, expressed as a percentage of total revenues, except for the components of restaurant-level operating profit that are expressed as a percentage of restaurant revenue.

	Twelve Weeks Ended				Fifty-two Weeks Ended
	December 27, 2020		December 29, 2019		December 27, 2020		December 29, 2019
Restaurant revenues	$195,549	97.3%	$296,757	98.0%	$854,136	98.3%	$1,289,521	98.1%
Restaurant operating costs(1):
Cost of sales	43,244	22.1	68,285	23.0	198,487	23.2	303,404	23.5
Labor	77,175	39.5	102,476	34.5	332,827	39.0	456,778	35.4
Other operating	39,883	20.4	43,594	14.7	164,468	19.3	186,476	14.5
Occupancy	23,007	11.8	26,378	8.9	99,521	11.7	111,798	8.7
Restaurant-level operating profit	12,240	6.2%	56,024	18.9%	58,833	6.8%	231,065	17.9%

Add – Franchise royalties, fees, and other revenue	5,501	2.7%	6,188	2.0%	14,579	1.7%	25,493	1.9%
Deduct – other operating:
Depreciation and amortization	19,504	9.7	20,703	6.8	87,557	10.1	91,790	7.0
General and administrative expenses	16,439	8.2	19,345	6.4	72,493	8.3	90,446	6.9
Selling	7,900	3.9	16,507	5.4	34,329	4.0	65,532	5.0
Pre-opening & acquisition costs	51	—	—	—	296	—	319	—
Other charges	15,587	7.8	4,110	1.4	153,883	17.7	21,598	1.6
Total other operating	59,481	29.6%	60,665	20.0%	348,558	40.1%	269,685	20.5%

(Loss) income from operations	(41,740)	(20.8)%	1,547	0.5%	(275,146)	(31.7)%	(13,127)	(1.0)%

Interest expense, net and other	777	0.4	1,907	0.6	8,406	1.0	9,110	0.7
Income tax (benefit) provision	(3,187)	(1.6)	7,342	2.4	(7,484)	(0.9)	(14,334)	(1.1)
Total other	(2,410)	(1.2)	9,249	3.1	922	0.1	(5,224)	(0.4)

Net loss	$(39,330)	(19.6)%	$(7,702)	(2.5)%	$(276,068)	(31.8)%	$(7,903)	(0.6)%
________________________________________
(1)Excluding depreciation and amortization, which is shown separately.
Certain percentage amounts in the table above do not total due to rounding as well as the fact that components of restaurant-level operating profit are expressed as a percentage of restaurant revenue and not total revenues.

Schedule III
Reconciliation of Net Loss to EBITDA and Adjusted EBITDA
(In thousands, unaudited)

The Company defines EBITDA as net loss before interest expense, income taxes, and depreciation and amortization. EBITDA and adjusted EBITDA are presented because the Company believes investors’ understanding of its performance is enhanced by including these non-GAAP financial measures as a reasonable basis for evaluating its ongoing results of operations excluding the effects of goodwill impairment, restaurant asset impairment, litigation contingencies, board and stockholder matters costs, restaurant closure and refranchising costs (gains), severance and executive transition costs, COVID-19 related costs, and executive retention costs. EBITDA and adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net loss or cash flow from operations, as determined by GAAP, and the Company's calculation thereof may not be comparable to that reported by other companies in its industry or otherwise. Adjusted EBITDA further adjusts EBITDA to reflect the additions and eliminations shown in the table below. The use of adjusted EBITDA as a performance measure permits a comparative assessment of our operating performance relative to the Company's performance based on its GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance. Adjusted EBITDA as presented may not be comparable to other similarly-titled measures of other companies, and the Company's presentation of adjusted EBITDA should not be construed as an inference that its future results will be unaffected by excluded or unusual items. The Company has not provided a reconciliation of its adjusted EBITDA outlook to the most comparable GAAP measure of net loss. Providing net loss guidance is potentially misleading and not practical given the difficulty of projecting event-driven transactional and other non-core operating items that are included in net loss, including asset impairments and income tax valuation adjustments. The reconciliations of adjusted EBITDA to net loss for the historical periods presented below are indicative of the reconciliations that will be prepared upon completion of the periods covered by the non-GAAP guidance.

	Twelve Weeks Ended		Fifty-two Weeks Ended
	December 27, 2020	December 29, 2019	December 27, 2020	December 29, 2019
Net loss as reported	$(39,330)	$(7,702)	$(276,068)	$(7,903)
Interest expense, net	1,047	2,245	9,012	10,141
Income tax (benefit) provision	(3,187)	7,342	(7,484)	(14,334)
Depreciation and amortization	19,504	20,703	87,557	91,790
EBITDA	$(21,966)	$22,588	$(186,983)	$79,694

Goodwill impairment	$—	$—	$95,414	$—
Restaurant asset impairment	6,161	1,030	26,940	15,094
Restaurant closure and refranchising costs (gains)	6,856	1,430	19,846	(1,187)
Litigation contingencies	1,940	—	6,440	—
Board and stockholder matter costs	51	798	2,504	3,261
COVID-19 related costs	579	—	1,858	—
Severance and executive transition	—	492	881	3,450
Executive retention	—	360	—	980
Adjusted EBITDA	$(6,379)	$26,698	$(33,100)	$101,292